Exhibit 4.2

SUNRUN INC.

TENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Tenth Amended and Restated Investors’ Rights Agreement (the “Agreement”) is dated as of March 31, 2015, by and among Sunrun Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series E Preferred Stock (the “Series E Preferred Stock”) listed on Schedule A hereto, as amended from time to time to include those persons who hereafter acquire Series E Preferred Stock and become parties to this Agreement (the “Series E Holders”), the holders of the Company’s Series D Preferred Stock (the “Series D Preferred Stock”) listed on Schedule B hereto, as amended from time to time to include those persons who hereafter acquire Series D Preferred Stock and become parties to this Agreement (the “Series D Holders”), the holders of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”) listed on Schedule C hereto, as amended from time to time to include those persons who hereafter acquire Series C Preferred Stock and become parties to this Agreement (the “Series C Holders”), the holders of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”) listed on Schedule D hereto, as amended from time to time to include those persons who hereafter acquire Series B Preferred Stock and become parties to this Agreement (the “Series B Holders”), the holders of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”) listed on Schedule E hereto, as amended from time to time to include those persons who hereafter acquire Series A Preferred Stock and become parties to this Agreement (the “Series A Holders” and together with the Series B Holders, the Series C Holders, the Series D Holders, and the Series E Holders, the “Investors” and individually as an “Investor”), the holders of the Company’s Common Stock issued pursuant to the ME Merger Agreement (as defined below) listed on Schedule F hereto (the “ME Common Holders”) and the persons and entities listed on Schedule G hereto, as amended from time to time. The persons and entities listed on Schedule G hereto are referred to herein collectively as the “Key Holders”, and each individually as a “Key Holder”.

RECITALS

A. The Company, certain of the Investors, the ME Common Holders and the Key Holders are parties to that certain Ninth Amended and Restated Investors’ Rights Agreement dated September 18, 2014 (the “Prior Rights Agreement”). The Investors under the Prior Rights Agreement may be referred to herein as the “Existing Investors”;

B. In connection with a transaction being entered into by the Company for the Company’s benefit, the Company, the ME Common Holders, the Existing Investors and the Key Holders desire to amend and restate the prior Agreement to make certain changes as set forth herein;

C. The Company, the ME Common Holders, the Existing Investors and the Key Holders desire that this Agreement supersede and replace the Prior Rights Agreement in its entirety; and

D. Section 10.7 of the Prior Rights Agreement provides, in part, that the Prior Rights Agreement may be amended or waived as contemplated hereby with the written consent of the

Company, Key Holders holding at least two-thirds of the Common Stock then held by all Key Holders, voting as a separate class, and Investors holding a majority of the Registrable Securities (as defined in the Prior Rights Agreement) then held by all Investors, voting together as a single class (collectively, the “Requisite Parties”). The undersigned include the Requisite Parties.

THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Requisite Parties hereby agree that, upon the execution of the Agreement by the Company and the Requisite Parties, the Prior Rights Agreement shall be superseded and replaced in its entirety to read as set forth in this Agreement, and the Company, the Existing Investors, Key Holders and ME Common Holders shall be bound by the provisions hereof as the sole agreement among the Company, the Existing Investors, the Key Holders and the ME Common Holders with respect to registration rights of the Company’s securities and certain other rights as set forth herein, and the parties hereto agree as follows:

SECTION 1. CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

1.1 “Accel Partners” shall mean Accel X L.P. and/or its Affiliates.

1.2 “Affiliate” shall mean any entity who is controlled by, who controls or who is under common control with a person, including, without limitation, any affiliated venture capital or other private investment fund or venture capital or other private investment fund under common management.

1.3 “Agreement” shall mean this Amended and Restated Investors’ Rights Agreement, as may be amended from time to time.

1.4 “Board” shall mean the Company’s Board of Directors.

1.5 “Canyon” shall mean Canyon Capital Advisors LLC and/or its Affiliates.

1.6 “Capital Stock” shall mean the outstanding Common Stock and Preferred Stock.

1.7 “CEE Common Holders” shall mean the persons and entities listed on Schedule H hereto.

1.8 “CEE Merger Agreement” shall mean that certain Agreement and Plan of Merger and Reorganization dated April 1, 2015, by and among the Company, LH Merger Sub 1, Inc., a California corporation and wholly-owned subsidiary of the Company, LH Merger Sub 2, LLC, a California limited liability company, Clean Energy Experts LLC, a California limited liability company and Beau Peelle as Members’ Agent.

1.9 “CEE Merger Shares” shall mean shares of the Company’s Common Stock held by CEE Common Holders issued pursuant to the CEE Merger Agreement.

1.10 “Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended, or amended and restated, from time to time.

1.11 “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.12 “Common Holder” shall mean the CEE Common Holders and ME Common Holders.

1.13 “Company Stock” shall mean shares of the Common Stock of the Company.

1.14 “Company” shall mean Sunrun Inc., a Delaware corporation.

1.15 “Company’s Notice” shall have the meaning specified in Section 6.2.

1.16 “Company’s Right of First Refusal” shall have the meaning specified in Section 6.1.

1.17 “Company Sale” shall mean any “Acquisition” or “Asset Transfer”, as such terms are defined in the Certificate of Incorporation.

1.18 “Co-Sale Investor” shall have the meaning specified in Section 7.1.

1.19 “Co-Sale Right” shall mean the right of the Investors to participate in the sale of Offered Stock by other Investors, as specified in Section 7.

1.20 “Exempted Transfer” shall have the meaning specified in Section 2.1.

1.21 “Financial Statements” shall have the meaning specified in Section 3.1.

1.22 “Foundation Capital” shall mean Foundation Capital VI, L.P. and/or its Affiliates.

1.23 “GAAP” shall have the meaning specified in Section 3.1.

1.24 “Immediate Family Members” shall mean a person’s spouse, the lineal descendant or antecedent, brother or sister, of a person or such person’s spouse, or the spouse of any lineal descendant or antecedent, brother or sister of such person, whether or not any of the above are adopted.

1.25 “Indemnified Party” shall have the meaning specified in Section 2.9(c).

1.26 “Indemnifying Party” shall have the meaning specified in Section 2.9(c).

1.27 “Initiating Holders” shall have the meaning specified in Section 2.4(a).

1.28 “Investor” or “Investors” shall have the meaning specified in the preamble of this Agreement.

1.29 “Investors’ Right of First Refusal” shall have the meaning specified in Section 6.2.

1.30 “IPO” shall have the meaning specified in Section 5.1.

1.31 “IPO Holder” shall have the meaning specified in Section 5.1.

1.32 “Key Holder” shall mean the persons and entities listed on Schedule G hereto.

1.33 “Madrone Capital” shall mean Madrone Capital Partners and/or its Affiliates.

1.34 “Major Common Holder” shall mean each ME Common Holder who holds, including through acting as trustee for a trust, 2,500,000 shares or more (as adjusted for stock splits, recapitalizations and the like) of Common Stock issued pursuant to the ME Merger Agreement.

1.35 “Major Investor” shall mean each Investor who holds 3,000,000 shares or more (as adjusted for stock splits, recapitalizations and the like) of Preferred Stock and/or the equivalent number (on an as-converted basis) of shares of Common Stock of the Company issued upon the conversion of such shares of Preferred Stock; provided, however, that the defined term “Major Investor” shall also include each of (i) Credit Suisse First Boston Next Fund, Inc. (“CSFB”) and (ii) The Whittemore Collection, Ltd. (“Whittemore” and, together with CSFB, the “Significant Investors” and each, a “Significant Investor”) so long as such Significant Investor holds at least 1,000,000 shares of Preferred Stock (as adjusted for stock splits, recapitalizations and the like) and/or the equivalent number (on an as-converted basis) of shares of Common Stock of the Company issued upon the conversion of such shares of Preferred Stock. For the avoidance of doubt, all shares of Preferred Stock (or converted Preferred Stock as discussed above) held by Affiliated entities shall be added together when calculating whether an Investor (or collection of Affiliated Investors) meets this definition of a “Major Investor”.

1.36 “ME Common Holders” shall mean the persons and entities listed on Schedule F hereto.

1.37 “ME Merger Agreement” shall mean that certain Agreement and Plan of Reorganization by and among the Company, Dolphin Acquisition Vehicle Inc., Mainstream Energy Corporation, and Christine Holz, as Spinco/Stockholders’ Agent, dated January 19, 2014.

1.38 “ME Merger Shares” shall mean shares of the Company’s Common Stock held by Major Common Holders issued pursuant to the ME Merger Agreement.

1.39 “New Securities” shall have the meaning specified in Section 4.1.

1.40 “Offered Stock” shall have the meaning specified in Section 6.1.

1.41 “Participating Co-Sale Investor” shall have the meaning specified in Section 7.2.

1.42 “Participating Investor” shall have the meaning specified in Section 6.2.

1.43 “Preferred Investors” shall have the meaning specified in Section 3.1.

1.44 “Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

1.45 “Program” shall have the meaning specified in Section 5.1.

1.46 “Program Shares” shall have the meaning specified in Section 5.1.

1.47 “Pro Rata Share” shall mean with respect to an Investor, that percentage of the outstanding Common Stock of the Company which the Investor’s ownership of the Company’s Capital Stock represents on a fully-diluted, as converted basis on the date of the Company’s written notice referred to in Section 4.2, including for such purposes the conversion of all convertible stock and debt instruments and the exercise of all warrants and options then issued and outstanding.

1.48 “Project Partnership” shall have the meaning specified in Section 3.1.

1.49 “Purchase Agreement” shall mean the Series E Stock Purchase Agreement first dated March 27, 2013, as may be amended from time to time, pursuant to which, the Company issued to certain Investors and certain Investors purchased from the Company, shares of Series E Preferred Stock of the Company (the “Series E Preferred Stock”) on the terms and conditions set forth in the Purchase Agreement and as a condition to the sale of Series E Preferred Stock.

1.50 “Qualified IPO” shall mean the Company’s first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the sale of Common Stock of the Company and resulting in aggregate net proceeds to the Company (after deduction of underwriter’s commissions and expenses) of not less than Sixty Million ($60,000,000), at a price per share of at least $17.98 per share (as adjusted for any stock splits, stock dividends, recapitalizations and the like).

1.51 “Register,” “Registered” and “Registration” refer to a registration of Registrable Securities effected by the filing of the appropriate Registration Statement with the Commission, and any amendments thereto reasonably necessary to obtain the declaration or ordering of the effectiveness of such registration statement.

1.52 “Registrable Securities” shall mean (i) Common Stock issued or issuable upon conversion of the Preferred Stock; (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities, and (iii) Common Stock that constitutes ME Merger Shares and CEE Merger Shares. “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

1.53 “Registration Demand” shall have the meaning specified in Section 2.4.

1.54 “Registration Expenses” shall mean all expenses incurred in complying with Registrations, filings or qualifications under Sections 2.4, 2.5 and 2.6 hereof, including, without limitation, all registration fees, qualification and filing fees, accounting fees, printing expenses, exchange listing fees, escrow fees, reasonable fees and disbursements of counsel for the company, and of one special counsel representing the Investors proposing to sell Registrable Securities in the offering (such fees and disbursements of counsel per Registration not to exceed fifty thousand dollars ($50,000)) and fees of transfer agents, registrars, and independent public accountants to the Company.

1.55 “Registration Statement” shall mean the appropriate registration statement filed with the Commission in compliance with the Securities Act pursuant to Sections 2.4, 2.5 or 2.6 hereof for purposes of registering any Registrable Securities.

1.56 “Remaining Shares” shall have the meaning specified in Section 6.2.

1.57 “Residual Shares” shall have the meaning specified in Section 7.1.

1.58 “Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 2.2 (or any similar legend).

1.59 “Right of First Offer” shall have the meaning specified in Section 4.1.

1.60 “Rule 144” shall mean Rule 144 promulgated by the Commission under the Securities Act, as amended or supplemented from time to time, and any successor rule.

1.61 “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

1.62 “Seller” shall have the meaning specified in Section 6.1.

1.63 “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities by the Investors or any transferees.

1.64 “Selling Investors” shall have the meaning specified in Section 8.1.

1.65 “Sequoia Capital” shall mean Sequoia Capital U.S. Growth Fund IV, L.P. and/or its Affiliates.

1.66 “Shareholders Agreement” shall mean that certain Shareholders Agreement between the Company and the CEE Common Holders, dated April 1, 2015.

1.67 “Transfer Notice” shall have the meaning specified in Section 6.1.

1.68 “Unsubscribed Shares” shall have the meaning specified in Section 6.3.

Capitalized terms not otherwise defined in this Section 1 shall have the meaning ascribed to such terms in the Agreement.

SECTION 2. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; COMPLIANCE WITH SECURITIES ACT

2.1 Restrictions on Transferability. The Preferred Stock and the Common Stock shall not be transferable except pursuant to an effective registration statement under the Securities Act, in compliance with Rule 144 or pursuant to an effective exemption from registration under the Securities Act and any applicable state securities laws, or upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act, or, in the case of Section 2.12 hereof, an orderly distribution of such securities. Until such time as the restrictive legend set forth in Section 2.2 is no longer required to be placed on the Restricted Securities, each Investor, ME Common Holder and Key Holder will cause any proposed transferee of the Preferred Stock and the Common Stock held by such Investor, ME Common Holder or Key Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2 (including the “market stand-off provisions of Section 2.12). Notwithstanding the foregoing, no such restriction shall apply to a transfer (each, an “Exempted Transfer”) by an Investor, ME Common Holder or Key Holder that is (A) a partnership transferring to its partners, former partners or estates of former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Investor, (C) a limited liability company transferring to its members, former members or estates of former members in accordance with their interest in the limited liability company, (D) a venture capital or other private investment fund transferring to a venture capital or other private investment fund that is an Affiliate thereof, or (E) an individual transferring by gift to such person’s Immediate Family Members or trust for the benefit of such person or his Immediate Family Member(s); provided, that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he or she were an original Investor or Key Holder, as applicable, hereunder.

2.2 Restrictive Legend. Each certificate representing the Preferred Stock, the Common Stock and any securities issued in respect of the Preferred Stock or the Common Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or other event, shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Investors, ME Common Holders and Key Holders agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend above to enforce the provisions of this Agreement and the Company agrees to promptly do so.

2.3 Notice of Proposed Transfers. Prior to any proposed transfer of any Restricted Securities (unless there is in effect a registration statement under the Securities Act covering the securities proposed to be transferred), the Investor, ME Common Holders and Key Holders shall give written notice to the Company of such Investor’s, ME Common Holder’s or Key Holder’s intention to effect such transfer. Such notice shall describe the manner and circumstances of the proposed transfer in reasonably sufficient detail, and (except in transactions in compliance with Rule 144 or an Exempted Transfer), if reasonably requested by the Company, shall be accompanied by either (i) a written opinion of legal counsel to the Investor, ME Common Holder or Key Holder addressed to the Company, which shall be reasonably satisfactory to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon such Investor, ME Common Holder or Key Holder shall be entitled to transfer the Restricted Securities in accordance with the terms of the notice delivered by the Investor, ME Common Holder or Key Holder to the Company. Each certificate evidencing the Restricted Securities transferred pursuant to this Section 2.3 shall bear the legend set forth in Section 2.2 above, except that such restrictive legend shall be removed if such transfer occurred pursuant to an effective registration statement or the requirements of Rule 144 or, in the reasonable opinion of counsel for the Company, such legend is not required. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

2.4 Demand Registration Rights.

(a) Request for Registration. At any time from and after the earlier of (i) May 16, 2017 or (ii) six (6) months after the effective date of the Company’s first registered public offering, Investors and Major Common Holders holding in the aggregate a minimum of a majority of the Registrable Securities then outstanding (excluding Registrable Securities held by the CEE Common Holders) (“Initiating Holders”) shall have the right to request that the Company file a Registration Statement and/or qualification with the applicable state commissioners with respect to all or a part of the Registrable Securities pursuant to this Section 2.4 (the “Registration Demand”), provided, that the anticipated aggregate offering price, before underwriting discounts and commissions, is at least Sixty Million Dollars ($60,000,000) for the first Registration Demand and at least Ten Million Dollars ($10,000,000) for the second Registration Demand. If the Company receives such request for registration from the Initiating Holders, it will:

(i) Promptly, but in any event within twenty (20) days after receipt of the notice of the Initiating Holders, give written notice of the proposed Registration, qualification or compliance to all other Investors and Major Common Holders; and

(ii) use its best efforts to effect such Registration, qualification or compliance under the Securities Act and all applicable state securities laws as soon as practicable, as may be so requested and as would permit or facilitate the sale and distribution of all or the portion of such Registrable Securities specified in the request for Registration; provided, however, that the Company shall not be obligated to take any action to effect any such Registration, qualification or compliance pursuant to this Section 2.4:

(A) during the one hundred eighty (180) day period commencing with the date of the Company’s initial public offering;

(B) after the Company has effected two (2) such Registrations pursuant to this Section 2.4 in which all Registrable Securities requested to be registered are registered and such Registrations have closed or been withdrawn at the request of the Investors (other than as a result of a material adverse change to the Company or as a result of the operation of Section 2.4(a)(ii)(C) or Section 2.3(a)(ii)(D));

(C) if the Company delivers notice to the Initiating Holders within thirty (30) days of any Registration request under this Section 2.4 stating its bona fide intent to file a separate registration statement for a public offering within ninety (90) days; or

(D) if the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer or Chairman of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such Registration Statement to be filed at such time or in the near future, in which case the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Investor, provided, that the Company may only defer a Registration once under this Section 2.4 in any twelve (12) month period. If the Board makes such a determination, the Initiating Holders shall be entitled to withdraw their request for Registration without impairing their right to request Registration under this Section 2.4 thereafter.

Subject to the foregoing clauses (A) through (D), the Company shall file a Registration Statement as soon as practicable after receipt of the request of the Initiating Holders, but in no event later than one hundred twenty (120) days after receipt of such request.

(b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to Section 2.4, and the Company shall include such information in the written notice to the other Investors and Major Common Holders referred to in Section 2.4(a)(i). If the Initiating Holders choose to use an underwriter, the right of any Investor and Major Common Holder to registration pursuant to Section 2.4 shall be conditioned upon the Investor’s and Major Common Holder’s participation in such underwriting and the inclusion of the Investor’s and Major Common Holder’s Registrable Securities in the underwriting to the extent provided herein.

The Company (together with the Investors, Major Common Holders and other parties proposing to distribute their securities through such underwriting) shall enter into an underwriting agreement in customary form with the representative(s) of the underwriter(s) (collectively, the “Underwriter’s Representative”) selected for such underwriting by the Initiating Holders. Notwithstanding any other provision of this Section 2.4, if the Underwriter’s Representative notifies in writing the Company, the Initiating Holders and other holders of Registrable Securities participating in the underwriting that it has determined in good faith that market factors require a limitation of the number of shares to be underwritten, the Underwriter’s Representative may limit the number of shares of Registrable Securities to be included in the Registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the Registration and underwriting shall be allocated as follows: (i) first, among the Investors and Major Common Holders pro rata based on the number of Registrable Securities then held by each of them, (ii) second, to other stockholders of the Company who may have registration rights, including the CEE Common Holders; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company. The number of securities to be included by the Investors or any other holders of Registrable Securities may, in the discretion of the underwriters, be rounded to the nearest one hundred (100) shares. No securities excluded from the underwriting by reason of the underwriter’s market limitation shall be included in such Registration under this Section 2.4, provided, that any Registrable Securities to be sold pursuant to the underwriters’ over-allotment option shall be allocated pursuant to the following priority: (i) first, any excluded Registrable Securities held by the Investors and Major Common Holders and (ii) second, any Registrable Securities held by any other person participating in the offering, including the CEE Common Holders.

If a person who has requested inclusion in such Registration disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the Underwriter’s Representative. The Registrable Securities and/or other securities held by such Investor or Major Common Holder and proposed to be sold in such offering shall be withdrawn from Registration; provided, however, that, if by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other holders participating in the underwriting may be included in such Registration under this Section 2.4 (up to the maximum of any limitation imposed by the Underwriter’s Representative), then the Company shall offer to all Investors, Major Common Holders and CEE Common Holders who have retained the right to include securities in the Registration the right to include additional securities in the Registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the Investors, Major Common Holders and CEE Common Holders requesting additional inclusion in the manner set forth above.

2.5 Incidental Registration Rights.

(a) Company-Initiated Registration. If at any time or from time to time, the Company shall decide to register any of its securities on any registration statement under the

Securities Act for purposes of a public offering of securities of the Company, either for its own account or the account of any holder of Registrable Securities exercising their respective demand registration rights, other than (i) a registration on Form S-8 (or a similar or successor form) relating solely to employee stock option, stock purchase or other benefit plans or (ii) a registration on Form S-4 (or similar or successor form) relating solely to a Commission Rule 145 transaction, the Company will:

(i) promptly give to the Investors and Major Common Holders written notice thereof; and

(ii) subject to Section 2.5(b), include in such registration, and any related qualification, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Investor and Major Common Holder within thirty (30) days after receipt of the written notice required by Section 2.5(a)(i).

(b) Underwriting. If the registration of which the Company gives notice is a registered public offering involving an underwriting, the Company shall so advise the Investors and Major Common Holders in the written notice given pursuant to Section 2.5(a). In such event, the right of the Investors and Major Common Holders to participate in such Registration pursuant to this Section 2.5 shall be conditioned upon each Investor’s and Major Common Holder’s participation in such underwriting and the inclusion of the Investor’s or Major Common Holder’s Registrable Securities in the underwriting to the extent provided herein.

All holders of Registrable Securities proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the Underwriter’s Representative selected for such underwriting by the Company and reasonably acceptable to the Investors. Notwithstanding any other provision of this Section 2.5, if the Underwriter’s Representative determines in good faith that market factors require a limitation of the number of shares to be underwritten, the Underwriter’s Representative may limit the number of Registrable Securities to be included in the Registration and underwriting, and the securities to be sold shall be allocated pursuant to the following priority: (i) first, to the Company, (ii) second, to the CEE Common Holders who have requested inclusion of Registrable Securities in the Company’s registration and the underwriting, on a pro rata basis based on the total number of Registrable Securities held by such CEE Common Holders, in an amount up to 1,000,000 CEE Merger Shares in the aggregate (the “CEE Base Shares”), if no other CEE Merger Shares have been registered under the Securities Act pursuant to the Shareholders Agreement, (iii) third, to the Investors and Major Common Holders who have requested inclusion of Registrable Securities in the Company’s registration and the underwriting, on a pro rata basis based on the total number of Registrable Securities held by such Investors or Major Common Holders, and (iv) fourth, to any other holder of Registrable Securities (including the CEE Common Holders for amounts in excess of the CEE Base Shares) who has requested to participate in the offering, provided, however, that if the Investors and Major Common Holders are so limited no party shall sell shares in such registration other than the Company, the CEE Common Holders or the Investors and Major Common Holders, if any, requesting to include their Shares in the registration. Notwithstanding the foregoing, no such reduction shall reduce the amount of securities of the Investors and Major Common Holders included in the Registration below thirty percent (30%) of the total amount of securities included in such Registration (with at least five percent (5%) to be allocated to each of Sequoia Capital, Foundation Capital, Accel Partners, Madrone Capital and Canyon), unless such offering is the Company’s initial public offering and such Registration does not include shares of any other selling stockholders other than the CEE Common Holders, in which event any or all of the Registrable Securities of the Investors and Major Common Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling stockholder, other than the CEE Common Holders, be included in such Registration under this Section 2.5 if such inclusion would reduce the number of shares which may be included by the Investors and Major Common Holders without written consent of Investors holding at least a majority of the Registrable Securities proposed to be sold in the offering by all Investors. Any Registrable Securities to be sold pursuant to the underwriters’ over-allotment option shall be allocated pursuant to the following priority: (i) first, any excluded Registrable Securities held by the CEE Common Holders up to the amount of the CEE Base Shares if no other CEE Merger Shares have been registered under the Securities Act pursuant to the Shareholders Agreement, (ii) second, any excluded Registrable Securities held by the Investors and Major Common Holders and (iii) third, any Registrable Securities held by any other person participating in the underwriting. The number of securities includable by the Investors, Major Common Holders, CEE Common Holders or any other person may in the discretion of the underwriters, be rounded to the nearest one hundred (100) shares.

If a person who has requested inclusion in such Registration disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the Underwriter’s Representative. Any securities excluded or withdrawn from such underwriting shall be withdrawn from the Company’s registration statement; provided, however, that if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other CEE Common Holders, Investors and Major Common Holders may be included in such Registration under this Section 2.5 (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all CEE Common Holders, Investors and Major Common Holders who have included Registrable Securities in the Registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriters’ limitation.

If the Underwriter’s Representative has not limited the number of shares to be underwritten for the Company’s account and the account of the CEE Common Holders, Investors and Major Common Holders, the Company may include securities for the account of employees, officers, directors and consultants.

2.6 Form S-3 Registrations. If at any time the Company is requested by Investors and Major Common Holders holding at least a majority of the Registrable Securities then outstanding (and qualifies under applicable Commission rules) to undertake to register for sale on Form S-3 (or a similar or successor form) Registrable Securities estimated to result in aggregate gross proceeds of at least Three Million Dollars ($3,000,000), the Company shall promptly give notice of such proposed registration to all holders of Registrable Securities and the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-3 (or a similar or successor form) of the Registrable Securities which the Company has been requested to register (i) in each request and (ii) in any response given within thirty (30) days after receipt of written notice of such registration from the Company. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any such Registration, qualification or compliance pursuant to this Section 2.6:

(a) if, in a given twelve (12) month period, the Company has already effected at least two (2) such registrations in such period;

(b) if the Form S-3 is not available for such offering by the holders of Registrable Securities;

(c) within ninety (90) days after the effective date of any registration referred to in Section 2.4 or 2.5; or

(d) if the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer or Chairman of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such Registration Statement to be filed at such time or in the near future, in which case the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request for registration of the Investors and Major Common Holders, provided, that the Company may only defer a Registration once under this Section 2.6(d) in any twelve (12) month period. If the Board makes such a determination, the Investors and Major Common Holders shall be entitled to withdraw their request for registration without impairing their right to request registration under this Section 2.6 thereafter.

The Company may include in the registration under this Section 2.6 any other Common Stock (including issued and outstanding Common Stock as to which the holders thereof have contracted with the Company for incidental registration rights) so long as the inclusion in such registration of such shares will not, in the opinion of any managing underwriter (or in the reasonable opinion of the Company after consultation with the Investors requesting such registration in the event that the offering is not underwritten), interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the shares of Registrable Securities sought to be registered by the Investor or holders of Registrable Securities pursuant to this Section 2.6. If it is determined as provided above that there will be such interference, the other Common Stock sought to be included by the Company shall be excluded to the extent deemed necessary by such managing underwriter (or the Company after consultation with the Investors if the offering is not underwritten), and all other Common Stock held by parties other than the Investors and Major Common Holders shall be excluded, in each case before the exclusion of any shares of Registrable Securities held by the Investors and Major Common Holders. If, as contemplated above, and after excluding all other Common Shares held by other parties, Registrable Securities of the Investors and Major Common Holders are to be excluded, the number of Registrable Securities of the participating Investors and Major Common Holders which are to be excluded shall be proportionate to the number of shares which such Investor and Major Common Holder is seeking to register.

2.7 Expenses of Registration. All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to Sections 2.4, 2.5 and 2.6, exclusive of underwriting discounts and commissions, including the expense of one special counsel of the selling stockholders per Registration not to exceed Fifty Thousand Dollars ($50,000), shall be borne by the Company; and, unless otherwise stated, all Selling Expenses relating to Registrable Securities shall be borne by the Investors and Major Common Holders in proportion to the total number of shares so registered. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.4, 2.5 or 2.6 if the registration request is subsequently withdrawn at the request of Investors holding a majority of the Registrable Securities to be registered; provided, further, however, that if at the time of such withdrawal, the Investors and Major Common Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Investors and Major Common Holders (but known to Company or should have been known through reasonable inquiry by the Company) at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Investors and Major Common Holders shall not be required to pay any of such expenses.

2.8 Registration Procedures. In the case of each Registration, qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep the Investors and Major Common Holders advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. The Company will:

(a) Prepare and file as soon as practicable with the Commission a Registration Statement with respect to the securities to be Registered and use its best efforts to cause such Registration Statement to become and remain effective until the Investors and Major Common Holders have completed the distribution described in the Registration Statement relating thereto; provided, however that before filing a Registration Statement, the Company will furnish the holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and any attorney, accountant or other agent retained by any such holders of Registrable Securities or underwriters (a) copies of all such documents proposed to be filed, which documents will be subject to review and comment of such holders, their counsel and underwriters, if any, and (b) if requested, financial and other information required by the Commission to be included in such Registration Statement and all financial and other records, pertinent corporate documents and properties of the Company customarily reviewed in connection with an underwritten registration; and shall cause the officers, directors and employees of the Company, counsel to the Company and independent certified public accountants to the Company, to respond to such inquiries and supply all information, as shall be necessary, in the opinion of respective counsel to such holders and underwriters, to conduct a reasonable investigation within the meaning of the Securities Act, and will not file any Registration Statement to which the holders of at least a majority of the Registrable Securities covered by such Registration Statement or the underwriter, if any, shall, for reasonable reasons, object;

(b) Furnish to the Investor, Major Common Holders and to each underwriter such number of copies of the Registration Statement and all amendments thereto and the prospectus included therein (including each preliminary prospectus and any amendments or supplements to the prospectus or preliminary prospectus) as such persons may reasonably request in order to facilitate the intended disposition of the Registrable Securities covered by such Registration Statement (and the Company hereby consents to the use of, in accordance with all applicable laws, of each of the Registration Statement and any amendments thereto and any prospectus and any supplement thereto by each such seller and underwriters, if any, in connection with the offering and sale of Registrable Securities covered by such Registration Statement);

(c) Prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective or to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in Section 2.8(a) above;

(d) Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities laws of such jurisdictions as shall be reasonably requested by the Investors and Major Common Holders, to keep such Registration or qualification in effect for so long as the Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) Use its best efforts to (i) obtain the withdrawal of any order suspending the effectiveness of such Registration Statement or sales thereunder at the earliest possible time and (ii) cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities of United States jurisdictions as may be necessary to enable the seller thereof to consummate the disposition of such Registrable Securities;

(f) Comply with all applicable rules and regulations of the Commission;

(g) Permit any Investor or Major Common Holder which, in its reasonable judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such Registration Statement or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Investor or Major Common Holder and its counsel should be included;

(h) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering provided the Investors shall also enter into and perform their respective obligations under such an agreement;

(i) Notify the holders of Registrable Securities covered by the Registration Statement at any time (i) when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, (ii) when the prospectus relating thereto or any supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (iii) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus or for additional information, of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose, (iv) if at any time the representations and warranties of the Company to the Investor and Major Common Holder in connection with the registration cease to be accurate in all material respects, or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(j) Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to each Investor and Major Common Holder selling Registrable Securities in the offering and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters and the Investor;

(k) Cooperate with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities not bearing any restrictive legends and in a form eligible for deposit with The Depository Trust Company, or other exchange agent reasonably acceptable to the Company, to be sold and cause such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or holder of Registrable Securities may request at least three (3) business days prior to any sale of Registrable Securities to the underwriters;

(l) Use all reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities covered by the Registration Statement contemplated hereby;

(m) Cause all such Registrable Securities registered pursuant to a Registration Statement that becomes effective to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(n) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to a Registration Statement that becomes effective and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such Registration.

2.9 Indemnification.

(a) To the extent permitted by law, the Company will, and does hereby undertake to, indemnify and hold harmless each Investor and Major Common Holder, its officers, directors, employees, agents and partners, each person controlling the Investor and Major Common Holder within the meaning of Section 15 of the Securities Act, and legal counsel and accountants for the Investor and Major Common Holder, with respect to which Registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities, joint or several (or actions in respect thereof), including without limitation, settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in or incorporated by reference in any Registration Statement, prospectus (preliminary or final), offering circular or other document or amendments or supplements thereto, or arising out of or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or arising out of, or based on any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance, and will promptly reimburse the Investor and Major Common Holder, each of its officers, directors, employees, agents and partners, each person controlling the Investor and Major Common Holder, and legal counsel and accountants for the Investor and Major Common Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability or action; provided, that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or action arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made by the Company in reliance upon and in conformity with information furnished to the Company by an Investor, Major Common Holder or underwriter and stated expressly for use in connection with such Registration Statement, prospectus, offering circular or other document. This indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party.

(b) To the extent permitted by law, each Investor and Major Common Holder will, if Registrable Securities held by such Investor and Major Common Holder are included in the securities as to which such Registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers, agents and employees, each underwriter, if any, of the Company’s securities covered by such a Registration Statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such holder of Registrable Securities, each of its officers, directors, employees, agents and partners and each person controlling such other parties within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof to which they may become subject) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in or incorporated by reference in any such Registration Statement, prospectus, offering circular or other document, or amendments or supplements thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein in light of the circumstances in which they were made, or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, and will promptly reimburse the Company, each such other party, such directors, officers, employees and agents, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to the Company by the Investor and Major Common Holder and stated expressly for use in connection with such Registration Statement, prospectus, offering circular or other document; provided, however, that the liability of any party hereunder shall be several and not joint and shall not exceed an amount equal to the net proceeds received by such Investor and Major Common Holder from the sale of such Registrable Securities as contemplated herein (less any amounts such Investor and Major Common Holder has paid or is liable to pay pursuant to Section 2.9(d)) and provided further, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor and Major Common Holder, which consent shall not be unreasonably withheld.

(c) Each party entitled to indemnification under this Section 2.9 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall deliver written notice to the Indemnifying Party of commencement thereof. The Indemnifying Party, at its sole option, may participate in or assume the defense of any such claim or any litigation resulting therefrom with counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, provided, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, the Indemnified Party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such litigation. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term a release from all liability in respect to such claim or litigation by the claimant or plaintiff to such Indemnified Party.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) in the case of a Company-initiated registration under Section 2.5, the relative benefits received by the Company on the one hand and the Investors and Major Common Holders whose Registrable Securities are included in the Registration on the other hand, and (ii) in all cases, the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative benefits received shall be deemed to be in the same proportion which the net proceeds from the offering received by the Company bears to the net proceeds from the offering received by the selling Investors and Major Common Holders. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The liability of each Investor and Major Common Holder to contribute as described herein shall be several and not joint, and in no event shall any contribution by any Investor or Major Common Holder hereunder exceed the net proceeds from the offering received by such Investor or Major Common Holder (when combined with any amounts paid by such Investor or Major Common Holder pursuant to Section 2.9(b)).

(e) The obligations of the Company, Investors and Major Common Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a Registration Statement and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.10 Information by Investors and Major Common Holders. The Investors and Major Common Holders shall furnish to the Company such information regarding the Investors and Major Common Holders and the distribution of the Registrable Securities proposed by the Investors and Major Common Holders as the Company may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Section 2.

2.11 Termination of Registration Rights. The registration rights and related rights granted pursuant to Sections 2.4, 2.5 or 2.6 above shall terminate, as to any particular Investor and Major Common Holder on the earlier of (i) seven (7) years after the Qualified IPO, (ii) on such date following the Company’s initial public offering as an Investor and Major Common Holder (together with any Affiliate of the Investor or Major Common Holder with whom such Investor or Major Common Holder must aggregate its sales under Rule 144) can sell all of its shares in any three (3) month period pursuant to Rule 144, (iii) immediately after the consummation of a Company Sale or (iv) the agreement of the Company, on the one hand, and Investors and Major Common Holders holding a majority of the Registrable Securities then held by all Investors and Major Common Holders, voting together as a single class, on the other.

2.12 “Market Stand-Off” Agreement. Each Investor, ME Common Holder and Key Holder, if required by the Company and the managing underwriter of the Company’s initial registered public offering of Common Stock, shall agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, make any short sale of, loan, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Stock or other securities of the Company held by such holder or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of any such securities, whether any such transaction is to be settled by the delivery of Common Stock or other securities of the Company, in cash or otherwise, during a period not to exceed one hundred eighty (180) days following the effective date of the first registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), provided, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. Such agreement shall be in writing in a form reasonably satisfactory to the Company, the majority holders in interest of the Investors and such managing underwriter. The Company shall use its commercially reasonable efforts to ensure that such agreement (i) provides for periodic early releases of portions of the securities subject thereto upon the occurrence of certain specified events, and (ii) provides that in the event of an early release, all such holders will be released on a pro-rata basis from such market stand-off agreements.

The obligations described in this Section 2.12 shall not apply to (i) a registration relating solely to employee benefit plans on Form S-8 or a similar form that may be promulgated in the future, (ii) a registration relating solely to a transaction under Rule 145 of the Securities Act on Form S-4 or a similar form that may be promulgated in the future, or (iii) transfers pursuant to Section 2.1 above, if the transferee shall agree in writing to be bound by such market stand-off. The Company may impose a stop-transfer instruction with respect to the shares (or other securities) subject to the foregoing restriction until the end of such one hundred eighty day (180) period. Each Investor and ME Common Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities and/or Common Stock of each Investor and ME Common Holder (and the shares or securities of every other person subject to the restriction contained in this Section 2.12):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

2.13 Restrictions. No other party shall be granted any registration rights superior to or on parity with those of the Investors and Major Common Holders contained herein without the written consent of the holders of a majority of the Preferred Stock then outstanding.

SECTION 3. FINANCIAL INFORMATION, INSPECTION RIGHTS AND COVENANTS

3.1 Information Rights. The Company will furnish each Investor who holds 180,000 shares (as adjusted for stock splits, recapitalizations and the like) of Preferred Stock and/or the equivalent number (on an as-converted basis) of shares of Common Stock of the Company issued upon the conversion of such shares of Preferred Stock (the “Preferred Investors”) and each Major Common Holder the following:

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred eighty (180) days thereafter, a balance sheet of the Company as of the end of such fiscal year, and a statement of income and a statement of cash flows of the Company for such year (the “Financial Statements”), such Financial Statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and audited and certified by independent public accountants of regionally recognized standing selected by the Board, including one of the Preferred Directors (as such term is defined in the Certificate of Incorporation).

(b) Intentionally omitted.

(c) As soon as practicable, and in any event, within sixty (60) days of the end of each fiscal quarter, an unaudited consolidated balance sheet of the Company as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows for such period and for the current fiscal year to date prepared in accordance with GAAP, consistently applied, provided, however, that the consolidated quarterly financial statements to be provided by the Company shall not be prepared in accordance with GAAP consistently applied until the Company completes its first audit; provided, further, that in any fiscal year in which the Company (i) enters into a new Master Purchase Agreement with a tax financing project partnership (“Project Partnership”) and (ii) reasonably believes that such Project Partnership will have a taxable year for Federal income tax purposes of less than a full year or will be subject to the “mid-quarter” convention of Section 168(d)(4) of the United States Internal Revenue Code, the Company shall not deliver quarterly consolidated statements in the year such new Project Partnership was entered into.

(d) At least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year.

3.2 Inspection Rights. The Company will permit each Preferred Investor who is a Preferred Investor other than solely due to such Investor’s holding of Warrant Shares to examine its books of account and records, at such reasonable times as may be requested by such Investor and upon reasonable notice. For so long as a Key Holder holds shares representing at least five percent (5%) of the fully-diluted capitalization of the Company, provided that such Key Holder is not then an employee or director of or a consultant to or an investor in a competitor of the Company, all as determined in good faith by the Company, the Company shall permit each such Key Holder to inspect the Company’s minute books and the financial statements provided to the Preferred Investors pursuant to Section 3.1 above. For the purposes of this Section 3.2, shares held by an Affiliate of a Key Holder shall be deemed to be held by such Key Holder.

3.3 Confidentiality.

(a) The Company shall not be required to comply with any information rights or inspection rights of this Section 3 in respect of any Investor, ME Common Holder or Key Holder whom the Company’s disinterested Board reasonably determines to be a competitor of the Company, provided, that an Investor, ME Common Holder or Key Holder shall not be deemed to be a competitor solely because such Investor, ME Common Holder (or such Investor’s or ME Common Holder’s Affiliates or employees, partners, members or managers of such Investor’s or ME Common Holder’s Affiliates) or Key Holder holds an interest in or sits on the board of directors of a competitor; nor shall the Company be obligated to disclose any information which a disinterested Board (upon advice of counsel) determines in good faith is attorney-client privileged. The Company shall not be obligated to disclose details of contracts with, or work performed for, specific customers and other business partners where to do so could reasonably be determined to violate confidentiality obligations to those parties (upon advice of counsel). Each Investor, ME Common Holder and each Key Holder agrees that it will not use any information received by it pursuant to this Agreement in violation of the Exchange Act or in a manner that would harm the Company or reproduce, disclose or disseminate such information to any other person (other than its employees, agents, members, managers or partners having a need to know the contents of such information, and its attorneys and other advisors bound by confidentiality obligations), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally. Notwithstanding the foregoing, any Investor, ME Common Holder or Key Holder may disclose such proprietary or confidential information (i) to any partner, member or Affiliate of such Investor, ME Common Holder or Key Holder solely for the purpose of evaluating its investment in the Company (including Affiliate venture capital funds and management companies of any Investor, ME Common Holder or Key Holder or any Affiliate venture capital fund); (ii) at such time as it enters the public domain through no fault of such Investor, ME Common Holder or Key Holder; (iii) that is communicated to it free of any obligation of confidentiality known to Investor, ME Common Holder or Key Holder; (iv that is developed by such Investor, ME Common Holder, Key Holder or their agents independently of and without reference to any confidential information, trade secrets or classified information communicated by the Company to such Investor, ME Common Holder or Key Holder; (v) to any prospective purchaser of any Registrable Securities from the Investor or Major Common Holder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.3; or (vi) as required by applicable law; and provided, further, that any Investor, ME Common Holder or Key Holder may provide financial information to its partners or members as required by any partnership agreement or limited liability operating agreement so long as such partners or members are advised of and comply with the confidentiality provisions of this Section 3.3.

(b) Notwithstanding the foregoing, the Company acknowledges that each of Sequoia Capital and Canyon is engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors acknowledge and agree that a Fund (as defined in the Certificate of Incorporation) shall:

(i) have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and

(ii) in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Fund’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Fund shall be subject to such obligations and duties as would otherwise apply to such Fund under applicable law, if the information at issue (x) constitutes material non-public information concerning the Company, (y) is covered by a contractual obligation of confidentiality to which the Company is subject or (z) is used by Fund to evaluate investment decisions in one or more competitors of the Company.

Notwithstanding anything in this Section 3.3 to the contrary, nothing herein shall be construed as a waiver of Fund’s duty of loyalty (if any) or obligation of confidentiality with respect to the disclosure of confidential information of the Company.

3.4 Other Covenants.

(a) The Company represents that it shall not – and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, representatives or agents to – promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall – and shall cause each of its subsidiaries and Affiliates to – cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, representatives or agents that would cause the Company to be in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

(b) The Company shall not enter into any banking or nonbanking transaction with Green Dot Corporation or any of its subsidiaries (Next Estate Communications and Bonneville Bancorp) without the prior written consent of Sequoia Capital.

3.5 Termination. All of the rights in this Section 3 shall terminate and be of no further force or effect upon the closing of a Qualified IPO or at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, whichever shall occur first.

SECTION 4. RIGHT OF FIRST OFFER (PREEMPTIVE RIGHT)

4.1 Right of First Offer. If the Company should propose to offer any equity securities or any securities convertible into, exchangeable for or exercisable for any such securities, including convertible debt securities but excluding the securities specified in Section 4.5 below (the “New Securities”), the Company shall first offer each Major Investor the right to purchase such holder’s Pro Rata Share of such New Securities on the same terms and at the same price as the Company is willing to sell such New Securities to any other person (“Right of First Offer”).

4.2 Notification. Prior to any sale or issuance by the Company of any New Securities specified in Section 4.1 above, the Company shall provide written notice to each Major Investor of its intention to issue or sell such New Securities, setting forth in reasonable detail the terms and conditions, and the price at which it proposes to make such issuance or sale. Within fifteen (15) calendar days after the date of such notice, each Major Investor shall notify the Company of its intention to exercise its Right of First Offer to purchase its Pro Rata Share (or any part thereof) of the New Securities so offered. To the extent that a Major Investor does not purchase all of its Pro Rata Share of the New Securities being offered by the Company, the Company shall promptly offer to the other Major Investors who elected to exercise their Right of First Offer to purchase on a pro rata basis the portion of the New Securities not acquired by each such Investor within ten (10) calendar days after being offered to purchase such New Securities, after which this process shall not be repeated.

4.3 Waiver. If the Major Investors have not notified the Company that they desire to purchase their Pro Rata Share of the New Securities as provided in Section 4.2, the Company may, during a period of forty-five (45) calendar days following the expiration of the period provided in Section 4.2, sell and issue such New Securities which the Major Investors did not elect to purchase to a third party upon the same terms and conditions as those set forth in the notice but at a price not less than the price offered to the Major Investors; provided, that failure by any Major Investor to exercise its Right of First Offer with respect to one offering, sale or issuance shall not affect such Investor’s Right of First Offer to purchase New Securities in any subsequent offering, sale or issuance. In the event the Company has not sold the New Securities within such forty-five (45) day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Major Investors in the manner provided above.

4.4 Issuance. If any Major Investor gives the Company notice that the Major Investor intends to exercise such Investor’s Right of First Offer, payment for such New Securities shall be made by check or wire transfer against delivery of the New Securities at the executive offices of the Company within five (5) business days after giving the Company such notice of exercise, or if later, on the closing date for the sale of such New Securities. The Company shall take all such action as may be required by any regulatory authority in connection with the exercise by the Major Investors of the right to purchase securities as set forth in this Section 4, except that the Company shall not be required to incur unreasonable expenses in order to comply with federal or state regulatory securities requirements due solely to the unaccredited investor status of the Major Investor.

4.5 Excluded Securities. For purposes of the Right of First Offer in this Section 4, “New Securities” shall mean any capital stock of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided, that the term “New Securities” does not include (i) securities issued (or deemed issued) or issuable as described in clauses (1)-(9) of Section G.4(d)(ii) in Article IV of the Certificate of Incorporation or (ii) the Company’s Series E Preferred Stock issued pursuant to the Purchase Agreement.

4.6 Termination. The Right of First Offer contained in this Section 4 shall not apply to, and shall terminate as to the Major Investors upon the earlier of (i) a Qualified IPO, (ii) a Company Sale or (iii) the date this Agreement is terminated.

SECTION 5. IPO PARTICIPATION RIGHTS

5.1 Directed Share Program for Initial Public Offering. In connection with the Company’s initial firm commitment underwritten public offering (the “IPO”), the Company shall use its reasonable commercial efforts to cause the managing underwriter or underwriters of such IPO to establish a directed share program (the “Program”) whereby such managing underwriter or underwriters would offer each of Sequoia Capital, Foundation Capital, Accel Partners, Madrone Capital and Canyon (each, an “IPO Holder” and together the “IPO Holders”) priority as to the participation in such Program on the terms as described herein.

(a) Subject to the terms hereof, the Company shall use its reasonable commercial efforts to cause the aggregate number of shares of Common Stock to be offered to all IPO Holders together pursuant to the Program (the “Program Shares”) to equal no less than five percent (5%) of the maximum number of shares of Common Stock offered by the Company in the IPO; provided, however, that if (i) the underwriter(s) determines in its sole discretion that it is not advisable to designate all Program Shares as directed shares in the IPO or (ii) the Board determines in good faith by a duly adopted resolution (based in part on the advice of the managing underwriter(s)) that it is reasonably likely that the purchase by an IPO Holder of such Program Shares would be materially detrimental to the success of the IPO or constitute a violation of federal or state laws or regulations, then the Company may reduce the number of Program Shares or no Program Shares may be designated, as applicable. This Section 5.1(a) shall not be construed to require the Company to offer to each IPO Holder more than the number of Program Shares calculated pursuant to the foregoing equation, and the Company may have a separate directed share plan in connection with its IPO in which such IPO Holder has no rights to participate.

(b) Notwithstanding the foregoing, in the event that (i) the Company is advised by legal counsel, the Commission, the National Association of Securities Dealers, Inc., the Nasdaq Global Market or any other regulatory body, or any of their staffs, that the offering or sale of the Program Shares to an IPO Holder as described above is contrary to any federal or state laws or the rules or regulations of the SEC, the FINRA, the Nasdaq Global Market or any other regulatory body, or their staffs, then the Company and each IPO Holder hereby agree to negotiate in good faith to amend the Program to the extent legally permissible so as, in lieu of the provisions of Section 5.1(a) above, to provide each IPO Holder an opportunity to purchase securities of the Company at fair market value at the time of their issuance (as determined in the good faith judgment of the Board) in a private placement that as closely as practicable approximates the economic benefit of the Program. In the event that such amendment results in each IPO Holder purchasing Restricted Securities, no illiquidity discount shall be applied in determining the economic benefit provided and the Company shall not be required to register the resale of such restricted securities other than pursuant to the registration rights granted in Section 2.4, 2.5 and 2.6 of this Agreement.

(c) Notwithstanding the foregoing, if for any reason the Company is advised by legal counsel, the SEC, FINRA, the Nasdaq Global Market or any other regulatory body, or any of their staffs, that the offering or sale of securities in a private placement to an IPO Holder as described in Section 5.1(b) above is contrary to any federal or state laws or the rules or regulations of the SEC, FINRA, the Nasdaq Global Market or any other regulatory body or their staffs, each IPO Holder agrees that the Company has no further obligation or liability to each IPO Holder.

(d) Each IPO Holder purchasing securities of the Company in a private placement pursuant to Section 5.1(b) above shall abide by such reasonable procedures as the Company may establish with respect to such private placement.

(e) The Program Shares or other securities purchased by the IPO Holders pursuant to this Section 5 shall be subject to any restrictions on resale imposed by applicable rules or regulations.

5.2 Compliance. The Program and all offers to be made to the IPO Holders shall be conducted in compliance with all federal and state securities laws and regulations, including, without limitation, Rule 134 of the Securities Act, and all applicable rules and regulations promulgated by the Securities and Exchange Commission, FINRA and other such self-regulating or quasi-public regulatory organizations. Notwithstanding the foregoing, each IPO Holder shall comply with all requirements and procedures required by the managing underwriter or underwriters of the IPO of all purchasers participating in a directed share program.

5.3 This Agreement Not an Offer. This Section 5 does not constitute an offer to sell securities of the Company. Any offering of shares of the Company’ Common Stock in the IPO will only be made pursuant to a prospectus filed with the SEC.

SECTION 6. RIGHT OF FIRST REFUSAL

6.1 Company Right of First Refusal. If, at any time a Key Holder or ME Common Holder (the “Seller”) should have the bona fide intention to transfer any portion of Common Stock now owned or hereafter acquired by such holder (“Offered Stock”), before the Seller may transfer any of the Offered Stock the Seller shall notify the Company and the Major Investors, in writing, of (a) such Seller’s bona fide intention to transfer the Offered Stock and, if applicable, any third party’s bona fide offer to purchase any or all of the Offered Stock, (b) the number of shares of Offered Stock proposed to be transferred to each proposed transferee, (c) the name, address and relationship, if any, to the Seller of each proposed transferee, (d) the bona fide cash price or, in reasonable detail, other consideration, per share for which the Seller proposes to transfer such Offered Stock to each proposed transferee, (e) the date and time of closing the proposed transfer of Offered Stock and (f) other relevant terms of the proposed transfer (such notice, the “Transfer Notice”). The Company shall have, subject to Section 6.5 below, the first right to purchase from the Seller all or any part of the Offered Stock on the terms and conditions set forth in this Section 6 (the “Company’s Right of First Refusal”). In order to exercise its right hereunder, the Company must deliver written notice to Seller within twenty (20) calendar days after receipt by the Company of such Transfer Notice. For the avoidance of doubt, the Company’s rights under this Section 6.1 may not be assigned by the Company.

6.2 Investors’ Right of First Refusal. If the Company does not elect to exercise the Company’s Right of First Refusal within such 20-day period with respect to all or a portion of the Offered Stock, the Company shall deliver to each Major Investor a notice (the “Company’s Notice”) setting forth the number of shares of Offered Stock not being purchased by the Company in exercise of the Company’s Right of First Refusal (the “Remaining Shares”). Subject to Section 6.5, each of the Major Investors shall have the right (the “Investors’ Right of First Refusal”) to purchase from the Seller any or all of the Remaining Shares on the same terms and at the same price as set forth in the Transfer Notice. In order to exercise its rights hereunder, a Major Investor must deliver written notice to the Seller within twenty (20) calendar days after receipt by such Major Investor of the Company’s Notice, at which time such Major Investor shall become a “Participating Investor” for purposes of this Section 6.2. A Participating Investor’s pro rata portion for purposes of this Section 6 equals the proportion that the number of Registrable Securities owned by such Participating Investor bears to the total number of Registrable Securities owned by all Major Investors. To the extent the aggregate number of shares that the Participating Investors desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the Remaining Shares, each Participating Investor so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be equal to a fraction, (i) the numerator of which shall be the number of Registrable Securities held by such Major Investor on the date of the Transfer Notice and (ii) the denominator of which shall be the number of Registrable Securities held on the date of the Transfer Notice by all Major Investors exercising the Investors’ Rights of First Refusal. To the extent that a Major Investor does not purchase any or all of its pro rata portion of the Remaining Shares, the Seller shall promptly offer the number of Remaining Shares not purchased by the other Major Investors to the Participating Investors. The Participating Investors shall then have the right (but not the obligation) to purchase that number of Remaining Shares which the Company and the other Major Investors elected not to purchase. The Participating Investors may exercise their right under this Section 6.2 by delivering written election to purchase to the Seller within ten (10) days after the date of notice of the availability of the Remaining Shares sent by the Seller.

6.3 Waiver. If, following the process set out in Sections 6.1 and 6.2, there are any remaining shares of Offered Stock with respect to which the Company or Major Investors have not exercised their Right of First Refusal (the “Unsubscribed Shares”), the Seller may, during a period of forty-five (45) calendar days following the later of the expiration of the 10-day period set forth in the last sentence of Section 6.2 and the end of the 20-day period set forth in Section 6.2 above, sell such Unsubscribed Shares for a price and upon terms and conditions no more favorable to the purchasers thereof than those set forth in the Transfer Notice; provided, that failure by the Company to exercise the Company’s Right of First Refusal or any Major Investor to exercise its Investors’ Right of First Refusal under this Section 6 shall not constitute a waiver of the Company’s or such Major Investor’s right of first refusal hereunder in connection with any future sale by a Seller. In the event the Seller has not sold the Unsubscribed Shares within such forty-five (45) day period, the Seller shall not thereafter sell any Offered Stock without first offering such securities to the Company and the Investors in the manner provided in Sections 6.1 and 6.2 above.

6.4 Sale and Purchase. If the Company or a Major Investor gives the Seller notice that the Company or such Major Investor desires to exercise its respective Right of First Refusal to purchase any shares of Offered Stock, and the Seller has satisfied all conditions precedent to such closing, payment for such Offered Stock shall be by check or wire transfer, against delivery of the Offered Stock at the executive offices of the Company within ten (10) business days after giving the Seller such notice. Such transferred stock shall remain subject to this Agreement, and such transferee shall be treated as a “Key Holder” or “ME Common Holder,” as applicable, for purposes of this Agreement.

6.5 Exempt Transfers. Notwithstanding the foregoing, the rights of the Company and the Major Investors under this Section 6 shall not apply to (i) transfers to any Immediate Family Member or trust for the benefit of any Key Holder or ME Common Holder or to trusts for the benefit of such persons; provided, that (A) the Seller shall inform the Company of any such transfer prior to effecting it, and (B) the transferee shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Agreement or (ii) repurchases of Common Stock by the Company. Such transferred stock shall remain subject to this Agreement, and such transferee shall be treated as a “Key Holder” or “ME Common Holder,” as applicable, for purposes of this Agreement.

6.6 Termination. The Company’s Right of First Refusal and the Investors’ Right of First Refusal contained in this Section 6 shall terminate upon the earlier to occur of (i) a Qualified IPO, (ii) a Company Sale or (iii) the date this Agreement is terminated.

SECTION 7. CO-SALE RIGHT

7.1 Notice of Purchase Offers. Subject to the limitations of this Section 7, to the extent that the Company and the Major Investors have but do not exercise their respective Rights of First Refusal with respect to all or any part of the Offered Stock or the Remaining Shares, as applicable, pursuant to Section 6 hereof, then, each Major Investor who has not exercised its Right of First Refusal pursuant to Section 6.2 (a “Co-Sale Investor”) shall have the right (the “Co-Sale Right”) to participate in such sale of the Offered Stock which are not being purchased by the Company or the Major Investors pursuant to their respective Rights of First Refusal (“Residual Shares”) on the same terms and conditions as specified in the Transfer Notice. To the extent the Major Investors exercise such Co-Sale Right in accordance with the terms and conditions set forth below, the number of shares of Offered Stock that the Seller may sell or transfer in the transaction shall be correspondingly reduced.

7.2 Right to Participate. To exercise its rights hereunder, each Co-Sale Investor (a “Participating Co-Sale Investor”) must have provided a written notice to Seller within fifteen (15) calendar days after delivery of the Company’s Notice indicating the number of shares it holds that it wishes to sell pursuant to this Section 7.

7.3 Number of Shares. If the aggregate number of shares that the Participating Co-Sale Investors desire to sell (as evidenced by written notices delivered to Seller) exceeds the number of Residual Shares, each Participating Co-Sale Investor will be entitled to sell up to its pro rata portion of the Residual Shares which shall be equal to that number of Residual Shares equal to the product obtained by multiplying (x) the number of Residual Shares by (y) a fraction,

(i) the numerator of which shall be the number of Registrable Securities held on the date of the Transfer Notice by such Participating Co-Sale Investor and (ii) the denominator of which shall be the number of Registrable Securities held on the date of the Transfer Notice by Seller and the Participating Co-Sale Investors.

7.4 Delivery of Shares. If a Participating Co-Sale Investor wishes to effect its participation in the sale or transfer under this Section 7, such Participating Co-Sale Investor shall promptly deliver to the Company its stock certificate or certificates, properly endorsed for transfer, which represent (i) the number of shares of Common Stock which such Participating Co-Sale Investor elects to sell pursuant to this Section 7, (ii) that number of shares of Preferred Stock which such Participating Co-Sale Investor elects to sell pursuant to this Section 7, or (iii) that number of shares of Preferred Stock convertible into the number of shares of Common Stock which such Participating Co-Sale Investor elects to sell pursuant to this Section 7; provided, however, that if the prospective purchaser of the Offered Stock objects to the delivery of Preferred Stock in lieu of Common Stock, the Participating Co-Sale Investor may convert Preferred Stock held by such Participating Co-Sale Investor and deliver Common Stock as provided in subparagraph (i) above. The Company shall deliver such stock certificate or certificates and any such assignments to the Seller. Such transferred stock shall remain subject to this Agreement, and such transferee shall be treated as a “Key Holder” or “ME Common Holder” as applicable for purposes of this Agreement.

7.5 Consummation of Sale. The stock certificate or certificates delivered to the Seller pursuant to Section 7.4 shall be transferred to the prospective purchaser in consummation of the sale or transfer of the Common Stock or Preferred Stock, as the case may be, pursuant to the terms and conditions specified in the Transfer Notice, and the Seller shall concurrently therewith remit to the Major Investor(s) that portion of the proceeds to which each such Major Investor is entitled by reason of such Major Investor’s participation in the sale or transfer. To the extent that any prospective purchaser(s) prohibits such assignment or otherwise refuses to purchase Common Stock from a Major Investor pursuant to this Section 7.5, the Seller shall not sell to such prospective purchaser(s) any stock unless and until, simultaneously with such sale, the Seller shall purchase such Common Stock from such Major Investor as described herein.

7.6 Non-Exercise. If the Major Investors do not exercise their Co-Sale Rights with respect to all or a portion of the Residual Shares subject to the Transfer Notice, the Seller may, during a period of forty-five (45) calendar days following the end of the fifteen (15) day period set forth in Section 7.2 above, sell such Residual Shares for a price and upon terms and conditions no more favorable to the purchasers thereof than those set forth in the Transfer Notice; provided, that failure by any Major Investor to exercise its Co-Sale Right under this Section 7 shall not constitute a waiver of such Major Investor’s co-sale rights in connection with any future sale by a Seller. In the event the Seller has not sold the Residual Shares within such forty-five (45) day period, the Seller shall not thereafter sell any Offered Stock without first offering such securities to the Company and the Investors in the manner provided in Sections 6 and 7 hereof.

7.7 Permitted Exemptions. Notwithstanding the foregoing, the rights of the Major Investors under this Section 7 shall not apply to transfers to any Immediate Family Member or trust for the benefit of any Key Holder, ME Common Holder or to trusts for the benefit of such persons; provided, that (A) the Seller shall inform the Company of such transfer prior to effecting it, and (B) the transferee shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Agreement; provided, further, that the rights of the Major Investors under this Section 7 shall not apply to transfers by REC Solar AS to REC Solar ASA or by either of them (together “REC”), so long as such transfer by REC is (i) to a ME Common Holder or Major Investor, (ii) such ME Common Holder or Major Investor is not a direct or indirect competitor of the Company (as determined in the sole discretion of the Board) and (iii) REC and the transferee shall have otherwise complied with the clauses (A) and (B) hereof. Such transferred stock shall remain subject to this Agreement, and such transferee shall be treated as a “Key Holder” or “ME Common Holder,” as applicable, for purposes of this Agreement.

7.8 Termination of Co-Sale Right. Notwithstanding the foregoing, the Co-Sale Right provisions of this Section 7 shall terminate upon the earlier to occur of (i) a Qualified IPO, (ii) a Company Sale or (iii) the date this Agreement is terminated.

SECTION 8. DRAG ALONG

8.1 Drag Along Right. In the event that (i) holders of no less than fifty-five percent (55%) of the Common Stock then outstanding (excluding shares of Common Stock issued upon conversion of any Preferred Stock and shares of Common Stock held by Common Holders), voting as a separate class and (ii) the holders of a majority of the Preferred Stock then outstanding, voting together as a single class (the “Selling Investors”), approve a Company Sale, then each Investor, ME Common Holder and Key Holder hereby agrees as follows with respect to all shares of capital stock and other securities convertible or exercisable into capital stock of the Company which they own or may acquire or otherwise exercise direct or indirect voting or dispositive authority:

(a) in the event such Company Sale is to be brought to a vote at a meeting of the stockholders, to be present, in person or by proxy, as a holder of capital stock of the Company at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings;

(b) to vote (in person, by proxy or by written consent) all shares of capital stock of the Company as to which it has beneficial ownership in favor of such Company Sale and in opposition of any and all other proposals that could delay or impair the ability of the Company to consummate such Company Sale;

(c) if such Company Sale involves the sale of shares of capital stock of the Company, to sell the same proportion of shares of capital stock of the Company beneficially held by such Investor, ME Common Holder or Key Holder as is being sold by the Selling Investors to the person to whom the Selling Investors propose to sell their shares and on the same terms and conditions as the Selling Investors;

(d) to refrain from exercising any dissenters’ rights or appraisal rights under any applicable law at any time with respect to such Company Sale and to waive such rights if requested to do so by the Investors seeking to enforce this Section 8;

(e) to promptly execute and deliver all related documentation and take such other action in support of the Company Sale as shall reasonably be requested, including, but not limited to, signing a definitive agreement committing them to sell all shares of capital stock and other securities into capital stock convertible or exercisable of the Company owned by them and/or executing a power of attorney or proxy authorizing the Company or its representatives to vote for or consent to a Company Sale; and

(f) to refrain from depositing any shares of capital stock of the Company beneficially owned by such person in a voting trust or escrow or subject any such shares to any arrangement or agreement with respect to the voting of such shares that would conflict directly or indirectly with their obligations hereunder.

8.2 Future Holders. The Company will use its best efforts to cause every future holder of its capital stock to enter into an agreement with provisions substantially identical to the provisions of Section 8.1 naming the Investors as third party beneficiaries to such agreement. Among other things, the Company will include appropriate provisions in its employee stock option agreements to comply with its obligations pursuant to this Section 8.2.

8.3 Liquidation Preference. Notwithstanding anything contained herein to the contrary, in connection with any Company Sale effected pursuant to Section 8.1, the Company and each Investor, ME Common Holder and Key Holder hereby acknowledge and agree that the net proceeds of such Company Sale shall be distributed in an amount at least equal to the amount payable in accordance with Section 2 of Article IV of the Certificate of Incorporation in effect immediately prior to the date that such vote is to be taken to approve such Company Sale, unless otherwise waived by (i) holders of a majority of the outstanding shares of Preferred Stock (voting together as a class and on an as-converted basis); (ii) holders of a majority of the outstanding shares of Series D Preferred Stock (voting as a separate class and on an as-converted basis); and (iii) holders of a majority of the outstanding shares of Series E Preferred Stock (voting as a separate class and on an as-converted basis).

SECTION 9. BOARD OF DIRECTORS

9.1 Agreement to Vote. Subject to Section 9.3(e), in addition to any other rights provided by law or in this Agreement, so long as the Investors hold at least seven and one-half percent (7.5%) or more of the outstanding shares of the Company on an as converted basis (excluding shares of Common Stock held by the CEE Common Holders), the Investors, ME Common Holders and the Key Holders agree to vote their respective shares (whether at a meeting or by written consent in lieu of a meeting) in accordance with the provisions of this Section 9.

9.2 Board Size. The Investors, ME Common Holders and Key Holders shall vote their shares (whether at a meeting or by written consent in lieu of a meeting) to ensure that the size of the Board shall be set at eleven (11) directors.

9.3 Election of Directors. In any election of directors of the Company, each Investor, ME Common Holder and Key Holder shall vote its shares of capital stock of the Company, and any shares over which such Investor, ME Common Holder or Key Holder has voting control (whether at a meeting or by written consent in lieu of a meeting) as may be necessary to elect and maintain the members of the Board as follows:

(a) As the Series E Director (as defined in the Certificate of Incorporation), so long as Canyon owns at least seven and one-half percent (7.5%) of the shares of Series E Preferred issued and outstanding, one (1) individual designated by Canyon, which individual shall initially be undesignated; provided, that if and when Canyon holds less than seven and one-half percent (7.5%) of the shares of Series E Preferred issued and outstanding, the holders of a majority of the Series E Preferred, voting together as a separate series, shall have the right to designate the individual. Any vote taken to remove any director elected pursuant to this Section 9.3(a), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 9.3(a), shall also be subject to the provisions of this Section 9.3(a);

(b) As the Series D Director (as defined in the Certificate of Incorporation), so long as Madrone Capital owns at least seven and one-half percent (7.5%) of the shares of Series D Preferred issued and outstanding, one (1) individual designated by Madrone Capital, which individual shall initially be Jameson McJunkin; provided, that if and when Madrone Capital holds less than seven and one-half percent (7.5%) of the shares of Series D Preferred issued and outstanding, the holders of a majority of the Series D Preferred, voting together as a separate series, shall have the right to designate the individual. Any vote taken to remove any director elected pursuant to this Section 9.3(b), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 9.3(b), shall also be subject to the provisions of this Section 9.3(b);

(c) As the Series C Director (as defined in the Certificate of Incorporation), so long as Sequoia Capital owns at least seven and one-half percent (7.5%) of the shares of Series C Preferred issued and outstanding, one (1) individual designated by Sequoia Capital, which individual shall initially be undesignated; provided, that if and when Sequoia Capital holds less than seven and one-half percent (7.5%) of the shares of Series C Preferred issued and outstanding, the holders of a majority of the Series C Preferred, voting together as a separate series, shall have the right to designate the individual. Any vote taken to remove any director elected pursuant to this Section 9.3(c), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 9.3(c), shall also be subject to the provisions of this Section 9.3(c);

(d) As the Series B Director (as defined in the Certificate of Incorporation), so long as Accel Partners owns at least seven and one-half percent (7.5%) of the shares of Series B Preferred issued and outstanding, one (1) individual designated by Accel Partners, which individual shall initially be Richard Wong; provided, that if and when Accel Partners holds less than seven and one-half percent (7.5%) of the shares of Series B Preferred issued and outstanding, the holders of a majority of the Series B Preferred, voting together as a separate series, shall have the right to designate the individual. Any vote taken to remove any director elected pursuant to this Section 9.3(d), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 9.3(d), shall also be subject to the provisions of this Section 9.3(d);

(e) As the Series A Director (as defined in the Certificate of Incorporation and together with the Series B Director, the Series C Director, the Series D Director and the Series E Director, the “Preferred Directors”), so long as Foundation Capital owns at least seven and one-half percent (7.5%) of the shares of Series A Preferred issued and outstanding, one (1) individual designated by Foundation Capital, which individual shall initially be Steve Vassallo; provided, that if and when Foundation Capital holds less than seven and one-half percent (7.5%) of the shares of Series A Preferred issued and outstanding, the holders of a majority of the Series A Preferred, voting together as a separate series, shall have the right to designate the other individual. Any vote taken to remove any director elected pursuant to this Section 9.3(e), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 9.3(e), shall also be subject to the provisions of this Section 9.3(e);

(f) As the Common Directors (as defined in the Certificate of Incorporation), two individuals, one of which shall be the Chief Executive Officer of the Company, and one of which shall be designated by the holders of no less than fifty-five percent (55%) of the Common Stock then outstanding (excluding shares of Common Stock issued upon conversion of any Preferred Stock and shares of Common Stock held by Common Holders), voting as a separate class, which individuals shall initially be Edward Fenster (Chairman) and Lynn Jurich as the Chief Executive Officer. Any vote taken to remove any director elected pursuant to this Section 9.3(f), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 9.3(f), shall also be subject to the provisions of this Section 9.3(f); and,

(g) As the Independent Directors (as defined in the Certificate of Incorporation), four individuals, (i) three (3) of which shall be nominated by unanimous agreement of the other members of the Board then in office, excluding the director designated and being replaced pursuant to this Section 9.3(g)(i) and (ii) so long as the ME Common Holders (X) collectively own at least seven and one-half percent (7.5%) of the outstanding shares of the Company’s capital stock calculated on an as converted basis (excluding shares of Common Stock held by the CEE Common Holders) and (Y) continue to own beneficially at least sixty (60%) of the ME Merger Shares originally issued to the ME Common Holders, one (1) of which shall be designated by the holders of no less than a majority of the Common Stock then held by all ME Common Holders (the “ME Common Holders Director”), which individual shall initially be Tim Ball; provided, that, if and when the ME Common Holders collectively hold less than seven and one-half percent (7.5%) of the outstanding shares of the Company’s Common Stock (excluding shares of Common Stock held by the CEE Common Holders) or do not continue to own beneficially at least sixty percent (60%) of the ME Merger Shares originally issued to the ME Common Holders, the ME Common Holders Director seat shall be nominated by unanimous agreement of the other members of the Board then in office, excluding the director designated and being replaced pursuant to this Section 9.3(g)(ii). Any vote taken to remove any director elected pursuant to this Section 9.3(g), or to fill any vacancy created by the resignation or death of a director elected pursuant to this Section 9.3(f), shall also be subject to the provisions of this Section 9.3(g).

9.4 No Liability for Election of Recommended Directors. No party hereto, nor any Affiliate of any party hereto, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any party hereto have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

9.5 Board Observers.

(a) Key Holder Board Observer. To the extent that any Key Holder is a full time active employee of the Company whose services contribute materially to the Company but is not on the Board, each such Key Holder shall have the right to attend all Board meetings in a non-voting observer capacity (each, a “Key Holder Board Observer”); provided, however, that each Key Holder Board Observer shall agree to hold in confidence and trust all information made known to such Key Holder Board Observer in connection with such attendance and, provided, further, that the Company reserves the right to withhold any information and to exclude any Key Holder Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting would adversely affect the attorney-client privilege as reasonably determined by independent counsel.

(b) Investor Board Observers. Each of Sequoia Capital, Foundation Capital, Accel Partners, Madrone Capital and Canyon shall have the right to attend all Board meetings in a non-voting observer capacity (respectively, and together the “Investor Board Observers”) for so long as such entity, together with its Affiliates, continues to hold at least six and three-fourths percent (6.75%) of the outstanding shares of the Company calculated on an as converted basis (excluding shares of Common Stock held by the CEE Common Holders); provided, however, that each Investor Board Observer shall agree to hold in confidence and trust all information made known to such Investor Board Observer in connection with such attendance; provided, further, that the Company reserves the right to withhold any information and to exclude any Investor Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting would adversely affect the attorney-client privilege as reasonably determined by independent counsel; and, provided, further, that no right of an Investor to appoint an Investor Board Observer pursuant to this Section 9.5(b) shall be applicable at a particular time in the event that such Investor has a right to appoint a board observer pursuant to any other agreement with the Company at such time.

(c) Common Holder Board Observers. A representative designated by no less than a majority of the Common Stock then held by all ME Common Holders shall have the right to attend all Board meetings in a non-voting observer capacity (the “ME Common Holder Board Observers”), which individual shall initially be Angiolo Laviziano, for so long as the ME Common Holders, together with their Affiliates, continue to hold at least seven and one-half percent (7.5%) of the outstanding shares of the Company’s capital stock, calculated on an as-converted basis (excluding shares of Common Stock held by the CEE Common Holders); provided, however, that the ME Common Holder Board Observer shall agree to hold in confidence and trust all information made known to the ME Common Holder Board Observer in connection with such attendance; provided, further, that the Company reserves the right to withhold any information and to exclude the ME Common Holder Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting would adversely affect the attorney-client privilege as reasonably determined by independent counsel; and, provided, further, that no right of a ME Common Holder to appoint a ME Common Holder Board Observer pursuant to this Section 9.5(c) shall be applicable at a particular time in the event that such ME Common Holder has a right to appoint a board observer pursuant to any other agreement with the Company at such time.

9.6 Vote to Increase Authorized Common Stock. Each party hereto agrees to vote or cause to be voted all shares of capital stock of the Company owned by such person, or over which such person has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

SECTION 10. MISCELLANEOUS

10.1 Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the Secretary of the Company, and a designee of the Selling Investors, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, votes regarding any Company Sale pursuant to Section 8 hereof and election of persons as members of the Board in accordance with Section 9 hereto, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s shares of capital stock of the Company in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement, or the increase of authorized shares or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 9.6 and 8, respectively, of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires as provided herein. Each party hereto hereby revokes any and all previous proxies with respect to the shares of capital stock of the Company held by such party and shall not hereafter, unless and until this Agreement terminates or expires, purport to grant any other proxy or power of attorney with respect to any of the shares of capital stock of the Company held by such party, deposit any of such shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the such shares, in each case, with respect to any of the matters set forth herein.

10.2 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of Sections 6, 7, 8 or 9 of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the parties hereto shall be entitled to an injunction to prevent breaches of Sections 6, 7, 8 or 9 of this Agreement, and to specific enforcement of Sections 6, 7, 8 or 9 of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

10.3 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.4 Governing Law. This Agreement shall be governed in all respects under the substantive laws of the State of California without regard to the conflict of laws rules thereof.

10.5 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

10.6 Transfer of Rights. Provided that (x) the Company is given written notice of such transfer or assignment and (y) such transferee executes and agrees to be bound by this Agreement, an Investor or ME Common Holder may assign its rights under Sections 2, 3, 4, 5, 6 and 7 to (i) any Affiliate, partner, retired partner, member, retired member or shareholder of any Investor or ME Common Holder, or (ii) transferees acquiring at least 100,000 shares of the Preferred Stock or Common Stock.

10.7 Entire Agreement; Amendment. This Agreement, together with the schedules and exhibits hereto and made a part hereof, and the other documents delivered pursuant hereto or referenced herein constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede all agreements, representations, warranties, commitments, whether written or oral, prior to the date hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Any term of this Agreement may be amended or waived only with the written consent of the Company, Key Holders holding at least two-thirds of the Common Stock then held by all Key Holders, voting as a separate class, and Investors holding a majority of the Registrable Securities then held by all Investors, voting together as a single class; provided, however, that

(a) (i) Investors purchasing Series E Shares pursuant to the Purchase Agreement after the Initial Closing (as such terms are defined in the Purchase Agreement), and (ii) future stockholders who are required to become parties to this Agreement under Section 8.2 above may become parties to this Agreement by executing a counterpart of this Agreement, without any amendment of this Agreement, pursuant to this paragraph or any consent or approval of any other Investor;

(b) Section 9.3(a), and this Section 10.7 only with respect to amending Section 9.3(a), shall not be amended, waived or terminated in a manner detrimental to Canyon without the consent of Canyon, so long as Canyon has the right to designate a director pursuant to Section 9.3(a),

(c) Section 9.3(b), and this Section 10.7 only with respect to amending Section 9.3(b), shall not be amended, waived or terminated in a manner detrimental to Madrone Capital without the consent of Madrone Capital, so long as Madrone Capital has the right to designate a director pursuant to Section 9.3(b);

(d) Section 9.3(c), and this Section 10.7 only with respect to amending Section 9.3(c), shall not be amended, waived or terminated in a manner detrimental to Sequoia Capital without the consent of Sequoia Capital, so long as Sequoia Capital has the right to designate a director pursuant to Section 9.3(c),

(e) Section 9.3(d), and this Section 10.7 only with respect to amending Section 9.3(d), shall not be amended, waived or terminated in a manner detrimental to Accel Partners without the consent of Accel Partners, so long as Accel Partners has the right to designate a director pursuant to Section 9.3(d);

(f) Section 9.3(e), and this Section 10.7 only with respect to amending Section 9.3(e), shall not be amended, waived or terminated in a manner detrimental to Foundation Capital without the consent of Foundation Capital, so long as Foundation Capital has the right to designate a director pursuant to Section 9.3(e),

(g) Section 9.3(g)(ii), Section 9.5(c), and this Section 10.7 only with respect to amending Section 9.3(g)(ii) or Section 9.5(c), as applicable, shall not be amended, waived or terminated in a manner detrimental to the ME Common Holders without the consent of at least a majority of the Common Stock then held by all ME Common Holders, so long as the ME Common Holders have the right to designate a director pursuant to Section 9.3(g)(ii) or an observer pursuant to Section 9.5(c), as applicable,

(h) Section 1.35 and this Section 10.7 only with respect to amending Section 1.35, shall not be amended, waived or terminated in a manner detrimental to Investors holding shares of the Company’s Series D Preferred Stock or the Registrable Securities issued or issuable upon conversion thereof without the consent of Investors holding a majority of the shares of the Company’s Series D Preferred Stock then-held by such Investors;

(i) Section 1.35 and this Section 10.7 only with respect to amending Section 1.35 shall not be amended, waived or terminated in a manner detrimental to Investors holding shares of the Company’s Series E Preferred Stock or the Registrable Securities issued or issuable upon conversion thereof without the consent of Investors holding a majority of the shares of the Registrable Securities issued or issuable upon conversion of the Series E Preferred Stock then held by such Investors;

(j) the proviso set forth in Section 1.35, and this Section 10.7 only with respect to amending the proviso in Section 1.35, shall not be amended, waived or terminated in a manner detrimental to (i) CSFB without the consent of CSFB or (ii) Whittemore without the consent of Whittemore; and

(k) any amendment to Section 8.3, and this Section 10.7 only with respect to amending Section 8.3, that adversely and materially discriminates against all Investors holding shares of the Company’s Series D Preferred Stock relative to the other Investors, shall require the consent of Investors holding a majority of the shares of the Company’s Series D Preferred Stock held by such Investors

(l) any amendment to Section 8.3, and this Section 10.7 only with respect to amending Section 8.3, that adversely and materially discriminates against Investors holding shares of Series E Preferred Stock relative to other Investors shall require the consent of Investors holding a majority of the shares of the Company’s Series E Preferred Stock held by such Investors (the provisions in the foregoing subsections (a)-(l) collectively, the “Special Amendment Requirements”).

Any amendment or waiver effected with this Section 10.7 shall be binding upon each party hereto and the Company.

10.8 Termination. Except for the provisions of Sections 2.4, 2.5 and 2.6, which will terminate pursuant to Section 2.11, this Agreement shall terminate upon the earlier to occur of (i) the closing of a Qualified IPO, (ii) immediately after the consummation of a Company Sale or (iii) the agreement of the Company, Key Holders holding at least two-thirds of the Common Stock then held by all Key Holders, voting as a separate class, and Investors and Major Common Holders holding a majority of the Registrable Securities then held by all Investors and Major Common Holders, voting together as a single class. For the avoidance of doubt, no provision of this Agreement that is subject to any Special Amendment Requirements shall be terminated or waived without the consent required by such Special Amendment Requirements, as applicable.

10.9 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand or transmitted via electronic mail message or facsimile with confirmation received or (c) two (2) business days after the business day of deposit with Federal Express or similar overnight courier, freight prepaid and shall be addressed (i) if to the Company, to Sunrun Inc., 595 Market Street, 29th Floor, San Francisco, California 94105 (Attention Chief Executive Officer), (ii) if to an Investor, at such Investor’s address set forth on Schedule A, Schedule B, Schedule C, Schedule D or Schedule E hereto, (iii) if to a ME Common Holder, at such ME Common Holder’s address set forth on Schedule F hereto, (iv) if to a Key Holder, at such Key Holder’s address set forth on Schedule G hereto, or (v) if to any other holder of any Preferred Stock, at such address as such holder shall have furnished the Company in writing. Any party may designate a different address to be used for notices by three (3) days’ advance written notice to the other parties pursuant to the provisions above.

10.10 Delay or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Investor or ME Common Holder, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Investor or ME Common Holder of any breach or default under this Agreement, or any waiver on the part of the Investor or ME Common Holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile) in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

10.12 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.13 Attorney’s Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.14 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

10.15 Aggregation of Stock. All shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

10.16 Waiver of Right of First Offer. By executing this Agreement the Existing Investors hereby waive on behalf of all Existing Investors all rights under Section 4 of the Prior Rights Agreement and under Section 4 of this Agreement to which they may be entitled with respect to the issuance of Common Stock pursuant to the CEE Merger Agreement, including the notice requirements related thereto under Section 4.2 hereof and under Section 4.2 of the Prior Rights Agreement.

10.17 Waiver of Registration Rights Restrictions. By executing this Agreement the Existing Investors hereby waive on behalf of all Existing Investors all rights under Section 2.13 of the Prior Rights Agreement and under Section 2.13 of this Agreement to which they may be entitled with respect to the granting of registration rights to the CEE Common Holders pursuant to the Shareholders Agreement.

10.18 Amendment and Restatement of Prior Rights Agreement. The Prior Rights Agreement is hereby amended in its entirety as restated herein. Such amendment and restatement is effective upon the execution of the Agreement by the Company and the Requisite Parties. Upon such execution, all provisions of, rights granted and covenants made in the Prior Rights Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Agreement as of the date hereof.

COMPANY:

SUNRUN INC.

By	/s/ Lynn Jurich
Name:	Lynn Jurich
Title:	Chief Executive Officer

SUNRUN INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Agreement as of the date hereof.

INVESTORS:

CANYON BALANCED MASTER FUND, LTD.

By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ John P. Plaga	March 31, 2015
	John P. Plaga, Authorized Signatory	Date

THE CANYON VALUE REALIZATION MASTER FUND, L.P.

By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ John P. Plaga	March 31, 2015
	John P. Plaga, Authorized Signatory	Date

CANYON VALUE REALIZATION FUND, L.P.

By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ John P. Plaga	March 31, 2015
	John P. Plaga, Authorized Signatory	Date

CANYON-GRF MASTER FUND II, L.P.

By:	Canyon Capital Advisors LLC, its Investment Advisor

By:	/s/ John P. Plaga	March 31, 2015
	John P. Plaga, Authorized Signatory	Date

SUNRUN INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Agreement as of the date hereof.

INVESTORS:

Madrone Partners, L.P.

By:	Madrone Capital Partners, LLC, its General Partner

By:	/s/ Jameson McJunkin
Name:	Jameson McJunkin
Title:	Managing Member

SUNRUN INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Agreement as of the date hereof.

INVESTORS:

Sequoia Capital U.S. Growth Fund IV, L.P.
Sequoia Capital USGF Principals Fund IV, L.P.

By:	SCGF IV Management, L.P.
A Cayman Islands exempted limited partnership
General Partner of Each

By:	SCGF GenPar, Ltd
A Cayman Islands limited liability company
Its General Partner

By:	/s/ Scott Carter
Managing Director

SUNRUN INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Agreement as of the date hereof.

INVESTORS:

Accel X L.P.

By:	Accel X Associates L.L.C.
Its General Partner

By:	/s/ Richard Wong
Attorney in Fact

Accel X Strategic Partners L.P.

By:	Accel X Associates L.L.C.
Its General Partner

By:	/s/ Richard Wong
Attorney in Fact

Accel Investors 2009 L.L.C.

By:	/s/ Richard Wong
Attorney in Fact

SUNRUN INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Agreement as of the date hereof.

INVESTORS:

FOUNDATION CAPITAL VI, L.P.

By:	Foundation Capital Management Co. VI, LLC, its Manager

By:	/s/ Steve Vassallo
Manager

FOUNDATION CAPITAL VI PRINCIPALS FUND, LLC

By:	Foundation Capital Management Co. VI, LLC, its Manager

By:	/s/ Steve Vassallo
Manager

SUNRUN INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Agreement as of the date hereof.

KEY HOLDERS

/s/ Edward Fenster
	Edward Fenster	Katherine Rochlin

SCGE FUND, LP

	R. Nat Kreamer	Jeff Wang

DAG VENTURES IV, L.P.

	/s/ Lynn Jurich	By:
Lynn Jurich

	THE LYNN JURICH 2012 QUALIFIED ANNUITY TRUST	DAG VENTURES IV-QP, L.P.

By:	/s/ Lynn M. Jurich	By:
Lynn M. Jurich
Trustee

SUNRUN INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has executed this Agreement as of the date hereof.

KEY HOLDERS

/s/ Katherine Rochlin
Edward Fenster	Katherine Rochlin

SCGE FUND, LP

R. Nat Kreamer	Jeff Wang

DAG VENTURES IV, L.P.

By:
Lynn Jurich

THE LYNN JURICH 2012 QUALIFIED ANNUITY TRUST	DAG VENTURES IV-QP, L.P.

By:	By:
Lynn M. Jurich
Trustee

SUNRUN INC.

SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT